FOR IMMEDIATE RELEASE

XFONE Raises $6 Million in Successful Rights Offering

Lubbock, TX – October 27, 2011 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“Xfone” or “the Company”) today announced that it has successfully raised $6 million in a rights offering for its shareholders.  Taking into account the oversubscription rights, there was demand for 96% of the offered shares.  The rights offering expired as of 5:00 p.m. Eastern Time (11:00 p.m. Israel time) on October 26, 2011. The Company will issue, on November 2, 2011, 20,267,508 shares of its common stock at a purchase price of $0.30 per share to shareholders of record as of September 22, 2011. Because the rights offering was at a price per share which is lower than the market price at the time of announcement, the Company has authorized a reduction of the exercise price of its outstanding warrants by an average of 41.4% and approved the issuance of approximately 3.9 million options to its directors and employees at an exercise price of $1.10 per share. The adjustment of the exercise price of the warrants and the issuance of new options was done to maintain the same value of the warrants and option prior to the announcement of the rights offering based on the Black-Scholes model.

Mr. Guy Nissenson, President and CEO of Xfone commented, “We are very pleased to have completed this offering resulting in approximately $6 million to our Company.  The successful completion of the offering significantly strengthens our capital structure, allowing us to continue to grow our higher margin, Fiber-To-The-Premise subscriber base. We are aggressively building out our network in new communities and have recently established our fiber network in Littlefield, Burkburnett and Brownfield, Texas, following the roll out model we established in Levelland, Texas, where we have seen strong acceptance of our service offerings.  With the additional resources provided by the offering, we will focus on ramping up our sales and marketing efforts to maximize our market penetration.

“We are very appreciative of the continued support of our shareholders and believe we are well positioned to drive enhanced returns over the long term.”

About Xfone, Inc.

Xfone is a provider of high speed broadband services, including Internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  Xfone's Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the company's website, please visit: www.xfone.com.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com